Exhibit 10.13

Hansen Medical, Inc.

Non-Employee Director Compensation Arrangements

Effective as of January 1, 2013, our compensation program for non-employee directors provides that each member of our board of directors who is not an employee will receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board member;

•	$25,000 per year for service as chairman of the board of directors (in addition to the cash compensation payable for service as a board member);

•	$12,000 per year for service as chairman of the audit committee;

•	$5,000 per year for service as chairman of the compensation committee;

•	$5,000 per year for service as chairman of the nominating and corporate governance committee;

•	$5,000 per year for service as chairman of the commercial committee;

•	$2,000 per year for service as a non-chairman member of the audit committee;

•	$1,000 per year for service as a non-chairman member of the compensation committee;

•	$1,000 per year for service as a non-chairman member of the nominating and corporate governance committee;

•	$1,000 per year for service as a non-chairman member of the commercial committee;

•	$1,500 for each board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each audit committee meeting attended ($1,000 for the chairman of the audit committee for each meeting attended);

•	$500 for each compensation committee meeting attended;

•	$500 for each nominating and corporate governance committee meeting attended; and

•	$500 for each commercial committee meeting attended.

We will also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Additionally, members of our board of directors who are not our employees receive non-statutory stock options under our 2006 Equity Incentive Plan. Each non-employee director joining our board of directors after January 1, 2013 will automatically be granted a non-statutory stock option to purchase 50,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. On the date of each annual meeting of our stockholders after January 1, 2013, each non-employee director will also automatically be granted a non-statutory stock option to purchase 30,000 shares of our common stock on that date (provided that grants to non-employee directors that have served for less than 12 months will be reduced pro rata for each quarter the director did not serve as a non-employee director in the 12 months preceding the grant date) and the non-employee director who is then serving as the chairman of the board (if any) will automatically be granted an additional non-statutory stock option to purchase 10,000 shares of our common stock on that date, in each case with an exercise price equal to the then fair market value of our common stock. Initial grants will vest monthly over three years. Automatic annual grants (including the grant to the chairman of the board of directors) will vest over 12 months. All stock options granted under our 2006 Equity Incentive Plan may have a term of up to ten years.